Exhibit 99.1

Gladstone Capital Appoints Gresford Gray as Chief Financial Officer

MCLEAN, Va.--(BUSINESS WIRE)--Gresford Gray was appointed by the Board of Directors of the Gladstone Capital Corporation (NASDAQ:GLAD) (the “Company”) as the Company’s Chief Financial Officer effective April 8, 2008. Mr. Gray was appointed to serve as Chief Financial Officer until the appointment of his successor. Prior to joining the Company, Mr. Gray, age 34, served as Director of Financial Reporting and Analysis for Alion Science and Technology, Inc. from July 2006 to March 2008. From May 2002 to June 2006, Mr. Gray was employed by the Allied Defense Group, Inc. where he held various positions, including Corporate Controller and Corporate Secretary.

Harry Brill delivered to the Board of Directors of Gladstone Capital Corporation his intention to resign as Chief Financial Officer of the Company. Mr. Brill’s resignation became effective on April 8, 2008. Mr. Brill continues to serve as the Chief Financial Officer of Gladstone Management Corporation (the investment adviser to the Company) and Gladstone Commercial Corporation (a publicly traded REIT).

Gladstone Capital Corporation is a specialty finance company that invests in debt securities consisting primarily of senior term loans, second lien loans, and senior subordinate loans in small and medium sized businesses. For more information please visit our website at www.GladstoneCapital.com.

For further information contact Investor Relations at 703.287.5835.

This press release may include statements that may constitute “forward-looking statements,” including statements with regard to the future performance of the Company. Words such as “believes,” “expects,” “estimated,” ”projects,” “seeks,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements inherently involve certain risks and uncertainties, although they are based on the Company’s current plans that are believed to be reasonable as of the date of this press release. Factors that may cause the Company’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements include, among others, those factors listed under the caption “Risk Factors” in the Company’s "Risk factors" of the Company's Prospectus dated January 23, 2008, as filed with the Securities and Exchange Commission on January 23, 2008. We caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:
Gladstone Capital Corporation
Kerry Finnegan, 703-287-5893